EXHIBIT 10.24

ASSET PURCHASE AGREEMENT

dated as of July 11, 2011

by and between

WORLD HEART CORPORATION

(“Seller”)

and

SYNCARDIA SYSTEMS, INC.

(“Buyer”)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of July 11, 2011 (the “Effective Date”) is entered into by and between WORLD HEART CORPORATION, a Delaware corporation (“Seller”), and SYNCARDIA SYSTEMS, INC., a Delaware corporation (“Buyer”).

WHEREAS, Seller wishes to sell to Buyer the Purchased Assets (as defined below), and Buyer wishes to purchase such assets from Seller.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

ARTICLE 1

Definitions

1.1 Definitions.

The following terms have the following meanings when used herein:

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person and, in the case of an entity, shall require (i) in the case of a corporate entity, direct or indirect ownership of at least a majority of the securities having the right to vote for the election of directors, and (ii) in the case of a non-corporate entity, direct or indirect ownership of at least a majority of the equity interests with the power to direct the management and policies of such non-corporate entity.

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement and Bill of Sale in substantially the form attached hereto as Exhibit A.

“Assumed Liability” or “Assumed Liabilities” has the meaning set forth in Section 2.2.

“Buyer” has the meaning set forth in the preamble hereto.

“Closing” means the closing of the purchase and sale of the Purchased Assets contemplated by this Agreement.

“Commercially Reasonable Diligent Efforts” means the commercially reasonable diligent exercise, dedication and expenditure of efforts, money, personnel, and resources as reasonably needed to complete each of the events triggering the additional payments to Seller set forth in Sections 3.1(b), (c) and (d). Such efforts shall be documented and must be consistent with those utilized by companies of similar size and type.

“Confidential Information” has the meaning set forth in Section 10.3.

“Effective Date” means the date set forth in preamble.

“Escrow Agreement” means that certain Escrow Agreement between Seller, Buyer and JPMorgan Chase Bank, National Association as Escrow Agent dated on or about the Effective Date in substantially the form attached hereto as Exhibit B.

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Ethicon/Baxter Agreement” means that certain agreement by and between Ethicon, Inc. and Baxter Healthcare Corporation, dated as of March 10, 1994, and as subsequently amended by letter dated March 11, 1994.

“Excluded Liability” has the meaning set forth in Section 2.3.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Nontransferred Assets” has the meaning set forth in Section 4.2(c).

“Other Agreements” means, collectively, the Assignment and Assumption Agreement and the Escrow Agreement.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization, governmental entity, government or any agency or political subdivision thereof.

“Pre-Closing Services and Expenses” has the meaning set forth in Section 7.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Raw Materials” means those raw materials set forth on Schedule 2.1(e).

“Reactor” means the five gallon stainless steel reactor with heating jacket and variable speed double helix spiral agitator used in the synthesis of SPUS.

“Seller” has the meaning set forth in the preamble hereto.

“Segmented Polyurethane” or “SPU” means a reaction product made from polytetramethylene oxide glycol and methylene-bis (4-phenylisocyanate) which is then further reacted with a mixture of chain extenders ethylene diamine, 1,3-diaminocyclohexane, diethylamine, “Santowhite” powder, and a copolymer of diisopropylamino ethyl methacrylate with n-decyl methacrylate.

“Segmented Polyurethane Solution” or “SPUS” means a solution of Segmented Polyurethane in dimethylacetamide (DMAC).

“SPUS Lots” has the meaning set forth in Section 2.1(d).

‘Technical Information” has the meaning set forth in Section 2.1(b). .

ARTICLE 2

Purchase and Sale

2.1 Purchased Assets.

Subject to the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title, and interest of Seller in and to all assets owned or controlled by Seller that are necessary for the synthesis of SPU and SPUS which include the following (collectively, the “Purchased Assets”):

(a) all documents, correspondence, studies, reports, and all other records of every kind, tangible data, data and laboratory books, media records, research material, blueprints, technology, technical designs, drawings, specifications and other product development records of the Seller, relating to the Purchased Assets;

(b) written documentation and specifications owned and controlled by Seller which pertain to the Purchased Assets, Raw Materials and the manufacture, synthesis, quality control, testing, maintenance, storage and handling of SPU, SPUS and Raw Materials, including all references and standards, methodologies, processes, protocols, specifications, techniques, trade secrets and know how, databases and formulas related to the Purchased Assets and any supporting documentation, (collectively, the “Technical Information”)”);

(c) all rights and interest of Seller under and to the Ethicon/Baxter Agreement;

(d) three (3) lots of previously manufactured SPUS as more particularly described in Schedule 2.1(d) (the “SPUS Lots”);

(e) the Raw Materials specified on Schedule 2.1(e);

(f) the Reactor.

2.2 Assumed Liabilities. On the Effective Date, Buyer shall assume the following “Assumed Liabilities”:

(a) all liabilities and all obligations arising after the Effective Date under the Ethicon/Baxter Agreement;

(b) all liabilities or other claims arising from the use of the Purchased Assets, the use of the SPUS Lots and from the use of the Raw Materials by Buyer after the closing.

2.3 Excluded Liabilities.

Buyer does not assume nor will it become responsible for any of the liabilities and obligations of Seller under the Purchased Assets (collectively, the “Excluded Liabilities”) (i) that arose on or before the Effective Date, (ii) arise from or relate to any breach by the Seller of any provision of this Agreement or any Other Agreement on or before the Effective Date, (iii) arise from or relate to any event, circumstance or condition occurring or existing on or before the Effective Date that with notice or lapse of time, would constitute or result in a breach of any of such Agreement or Other Agreement and (iv) arise from the failure to obtain any required consent from any third party, if any, in connection with the assignment and transfer of such Agreement or Other Agreement to the Buyer pursuant to this Agreement.

ARTICLE 3

Purchase Price

3.1 Purchase Price.

Subject to the terms and conditions hereof, Buyer shall pay to Seller, a total purchase price of Eight-Hundred Thousand Dollars ($800,000.00) (the “Purchase Price”) for the Purchased Assets payable as follows:

(a) One-Hundred Thousand Dollars ($100,000.00), non-refundable and due and payable on the Effective Date;

(b) One-Hundred and Fifty Thousand Dollars ($150,000.00) non-refundable and due and payable within one (1) business day of completion of installation of the Reactor at Buyer’s premises located at 1992 E. Silverlake, Tucson, AZ 85713. Installation will be deemed completed when the Installation Qualification Protocol has been executed and a final report is signed off.

(c) Two-Hundred and Fifty Thousand Dollars ($250,000.00) shall be delivered to the Escrow Agent for deposit into an escrow account within one (1) business day of Buyer’s production of the first batch of non-clinical grade SPUS, to be released to Seller only upon achievement of the payment event specified in Section 3.1(d) below in accordance with the terms of the Escrow Agreement as noted by completion and final report of the Operational Qualification (OQ);

(d) Three-Hundred Thousand Dollars ($300,000.00) due and payable within one (1) business day of production of the first batch of clinical grade SPUS by Buyer as noted by the completion and final report of the process qualification (PQ).

3.2 Payment of Purchase Price.

The portions of the Purchase Price described in Sections 3.1(a), (b) and (d) shall be paid by wire transfer of immediately available funds to the account previously designated in writing by Seller to Buyer in accordance with this Section 3. The portion of the Purchase Price described in Section 3.1(c) shall be paid in accordance with the Escrow Agreement.

ARTICLE 4

Closing

4.1 Closing.

The Closing shall take place on the Effective Date at a place and location to be agreed upon between Buyer and Seller.

4.2 Transactions at Closing.

At the Closing, subject to the terms and conditions hereof:

(a) Transfer of Purchased Assets. Seller shall transfer and convey or cause to be transferred and conveyed to Buyer all of the Purchased Assets and Seller and Buyer shall execute and deliver this Agreement and each of the Other Agreements and Seller shall deliver to Buyer such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Buyer title to all of the Purchased Assets or as shall be reasonably requested by the Buyer.

(b) Payment of Purchase Price, Pre-Closing Services Costs and Escrow Fee. In addition to the portion of the Purchase Price due and payable in accordance with Section 3.1(a) at the Closing, Buyer shall, on the Effective Date: (i) pay to Seller $ 5,750.00 for the Pre-Closing services provided by Seller personnel as required by Section 7.2 below, and (ii) $1,250.00, which is equal to one-half of the fee charged by the Escrow Agent for services rendered by it under the Escrow Agreement. Such payments shall be made by electronic bank transfer in immediately available funds directly to Seller’s Account for which wiring instructions shall be provided to Buyer by Seller in writing before the Closing.

(c) Post-Closing Transfers. Following the Closing, the parties shall cooperate with each other to identify any assets that were not transferred as part of the Purchased Assets at the Closing but that, pursuant to the provisions of this Agreement, were required to be transferred (the “Nontransferred Assets”). To the extent any Nontransferred Assets are identified and Seller is legally and contractually permitted to transfer such assets, Seller shall, at no cost to Buyer other than Buyer’s responsibility to pay for all shipping costs, promptly take all actions to transfer such Nontransferred Assets to Buyer. In the event Seller is required to obtain the consent or approval of any Person prior to the transfer of any Nontransferred Asset, then Seller shall, at its own expense, use its commercially reasonable efforts to promptly obtain such approval or consent, and upon obtaining such approval or consent, shall promptly transfer such Nontransferred Asset to Buyer at no cost to Buyer other than Buyer’s responsibility to pay for all shipping costs. In the event the Seller is unable to obtain such approval or consent, then Seller and Buyer shall discuss in good faith an appropriate resolution for the transfer of the economic benefit of such Nontransferred Asset to Buyer.

ARTICLE 5

Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

5.1 Organization.

Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to operate its business and to own, lease, operate and transfer the Purchased Assets.

5.2 Due Authorization.

Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of the Seller, including approval of this Agreement and the Other Agreements by the board of directors of the Seller. The signing, delivery and performance of this Agreement and the Other Agreements by Seller is not prohibited or limited by, and will not result in the breach of or a default under, or conflict with any obligation of Seller with respect to the Purchased Assets under (i) any provision of the Certificate of Incorporation or By-Laws of Seller, (ii) any material agreement or instrument to which Seller is a party or by which it or its properties are bound, (iii) any judgment, order, award, writ, injunction or decree of any court, governmental body or instrumentality, or arbitrator, (iv) any Governmental Authorizations, or (v) any applicable law, statute, ordinance, regulation or rule, and, to Seller’s knowledge, will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets, except to the extent that any such prohibition, limitation, breach, default or conflict would not reasonably be expected to have a material adverse effect on the Purchased Assets. This Agreement and the Other Agreements have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

5.3 Title to Assets.

(a) Seller hereby represents and warrants to Buyer that, as of the Effective Date:

(i) Seller is the legally and beneficially sole owner of the Purchased Assets, free and clear of any third party rights and

(ii) the Purchased Assets represent all intellectual property which Seller, directly or indirectly, controls which directly relate to SPU and SPUS.

(b) Without limiting the generality of the foregoing, and except for such rights as may have been retained by Ethicon, Inc. under the Ethicon/Baxter Agreement, Seller represents and warrants that, as of the Effective Date:

(i) it is fully entitled to sell and assign all the right, title and interest in and to the Purchased Assets;

(ii) it has not granted, any third party any license, or option to obtain a license, or any other right under the Purchased Assets; and

(iii) its execution, delivery and performance of this Agreement or the Other Agreements does not conflict with any obligation, agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound.

5.4 Contracts.

Except for the Ethicon/Baxter Agreement, there are no contracts pursuant to which Seller enjoys any right or benefit or undertakes any obligation related to the Purchased Assets, further, prior to giving effect to the Closing, Seller has delivered to Buyer an accurate and complete copy of the Ethicon/Baxter Agreement, including any and all amendments thereto.

5.5 Litigation.

There is no litigation, proceeding, claim or governmental investigation pending or, to Seller’s knowledge, threatened with respect to the Purchased Assets.

5.6 Brokers, Etc.

No broker or investment banker acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or Buyer in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Seller.

5.7 Disclaimer.

(a) SELLER HEREBY DISCLAIMS ANY ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION (i) ANY WARRANTY THAT BUYER WILL OBTAIN ANY PROPRIETARY RIGHTS IN OR TO ANY OF THE TECHNICAL INFORMATION, (ii) THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THE TECHNICAL INFORMATION, THE REACTOR, THE SPUS LOTS, THE RAW MATERIALS OR ANY PRODUCT OR PROCESS WHICH INCORPORATES, USES OR IN ANY WAY INVOLVES SPU OR SPUS, (iii) THE SUFFICIENCY OR COMPLETENESS OF THE TECHNICAL INFORMATION, OR (iv) ANY OTHER RIGHT CLAIMED OR DERIVED BY BUYER IN THIS AGREEMENT.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 5, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE CONDITION OF THE PURCHASED ASSETS. ALL OF THE PURCHASED ASSETS ARE PURCHASED ON A “WHERE IS/AS IS” BASIS.

SPECIFICALLY, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE MANUFACTURE, USE OR SAFETY OF THE SPUS LOTS OR THAT SUCH SPUS LOTS WILL BE SUITABLE FOR ANY OF THE INTENDED USES OF SUCH LOTS BY BUYER.

SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE RAW MATERIALS AND FURTHER ADVISES BUYER THAT THE RAW MATERIALS ARE, AS OF THE DATE OF THIS AGREEMENT, OUTSIDE OF THEIR SPECIFICATIONS AND THAT SUCH RAW MATERIALS MAY NOT BE SUITABLE OR SAFE FOR ANY OF THE INTENDED USES OF SUCH MATERIALS BY BUYER.

(b) Seller further expressly disclaims all of the following:

(i) That SPU or SPUS are appropriate for any intended use of such products by Buyer.

(ii) That the Technical Information will enable Buyer to establish for the FDA equivalence of Buyer’s product with SPU or SPUS made by Seller.

(iii) That Buyer, or anyone who may receive the Technical Information from or through Buyer, will be able to use the Technical Information without the assertion from any individual, company or party, of prior or superior rights, which may prevent use of the Technical Information by Buyer or anyone else, or which may subject Buyer or any other party to actions in law or equity of whatever kind, or claims for damages of any kind or amount.

(iv) That the Technical Information will be of any scientific or commercial value to Buyer.

ARTICLE 6

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

6.1 Organization.

Buyer is a corporation duly incorporated and validly existing in good standing under the laws of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2 Due Authorization.

Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of the Buyer, including approval of this Agreement and the Other Agreements by the board of directors of the Buyer. The signing, delivery and performance of this Agreement and the Other Agreements by Buyer is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or By-Laws of Buyer or of any order, writ, injunction or decree of any court or governmental instrumentality. This Agreement and the Other Agreements have been duly executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

6.3 Litigation.

There is no litigation, proceeding, claim or governmental investigation pending or, to Buyer’s knowledge, threatened relating to or affecting Buyer’s ability to purchase the Purchased Assets.

6.4 Brokers, Etc.

Except for fees and expenses which shall be the sole responsibility of Buyer, no broker or investment banker acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

6.5 Independent Investigation.

In making the decision to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, the Buyer has only relied on its own independent investigation, analysis and evaluation of the Purchased Assets.

ARTICLE 7

Post-Closing Covenants, Other Agreements

7.1 Post-Closing Delivery.

Buyer and Seller acknowledge that title and risk of loss with respect to all Purchased Assets shall pass to Buyer at Closing. Buyer agrees to arrange for physical delivery of all tangible Purchased Assets to Buyer at Buyer’s sole cost and expense. To the extent that any Purchased Assets are not delivered at the Closing, Seller agrees to use commercially reasonable efforts to preserve and maintain the tangible Purchased Assets in good working condition and to protect such Purchased Assets against spoilage, deterioration and other wasting.

7.2 Transition Services and Expenses.

Prior to the Effective Date, Seller and its employees have been engaged in activities, including the purchase of materials that will aid in the orderly transfer of the Purchased Assets and will enhance Buyer’s ability to effectively utilize the Purchased Assets that Buyer has acquired from Seller. To this effect Buyer has agreed to reimburse Seller $ 5,750.00 for the time expended by Seller’s employees, expenses incurred for the acquisition of materials and out-of-pocket costs incurred by Seller in these efforts with said amount being due and payable at Closing (the “Pre-Closing Services and Expenses”). Following the Closing, to assist Buyer in the orderly transfer of the Purchased Assets and the accomplishment of the diligence requirements set forth in Section 7.3 below, Buyer and Seller shall use commercially reasonable efforts to allow and cause Buyer to enter into agreements with former or current Seller personnel, including but not limited to Lori Berring, an employee and senior chemist for Seller, to assist in the transfer of the Technical Information and the installation of the equipment included within the Purchased Assets and the validation of the SPUS manufacturing process at Buyer. Any such agreements shall be entered into solely between Buyer and such personnel and Seller shall not be a party to the agreements. For a period of not more than four (4) months from the Effective Date, Seller shall accommodate such reasonable requests as necessary and permit such personnel to take un-paid leaves of absence or personal time to perform services requested by Buyer.

7.3 Buyer Diligence Obligations.

Upon execution of this Agreement, Buyer shall proceed with Commercially Reasonable Diligent Efforts to complete each of the events triggering the additional payments to Seller set forth in Sections 3.1(b), (c) and (d) above. To that effect, Buyer shall accomplish the following obligations as part of its diligence obligations hereunder:

(a) Buyer shall complete the installation of the Reactor at Buyer’s premises within forty-five (45) days of the Effective Date.

(b) Buyer shall produce the first batch of non-clinical grade SPUS within seventy-five (75) days of the Effective Date.

(c) Buyer shall produce the first batch of clinical grade SPUS within one hundred and five (105) days of the Effective Date.

If Buyer fails to meet any of the foregoing diligence obligations, then, except to the extent such failure is not caused by Seller’s delay, action or inaction, upon the payment of the applicable extension fee set forth below Seller will grant to Buyer, upon Buyer’s request, a one-time thirty (30) day extension of time to meet Buyer’s missed diligence commitment. The first request for a thirty (30) day extension of time to meet Buyer’s diligence commitments shall require the payment of Twenty-Five Thousand Dollars ($25,000.00) by Buyer to Seller. The second request for a thirty (30) day extension of time to meet Buyer’s diligence commitments shall require the payment of Fifty Thousand Dollars ($50,000.00) by Buyer to Seller. The third request for a thirty (30) day extension of time to meet Buyer’s diligence commitment shall require the payment of Seventy-Five Thousand Dollars ($75,000.00) by Buyer to Seller. Each subsequent extension request will require the payment of an additional One Hundred Thousand Dollars ($100,000.00). If, at the end of any extension, Buyer has not achieved such diligence event, then Seller may exercise its rights to terminate this Agreement, require the return of Purchased Assets and retain monies paid to Buyer by Seller through the date of termination in accordance with Article 9 below. For clarification, if Buyer makes payment to extend the time to meet a diligence commitment described in Section 7.3(a) or (b) for thirty (30) days as described above, thereafter the time in which Buyer is required to meet all subsequent diligence commitments shall automatically be extended by thirty (30) days without additional payment. For example, if Buyer is unable to install the Reactor within forty-five (45) days of the Effective Date and makes the first Twenty-Five Thousand Dollar ($25,000) payment to extend the time to complete the installation of the Reactor to seventy-five (75) days from the Effective Date, automatically and without additional payment, the time in which Buyer must produce the first batch of non-clinical grade SPUS shall thereafter be one hundred five (105) days from the Effective Date and the time in which Buyer must produce the first batch of clinical grade SPUS shall be one hundred thirty five (135) days from the Effective Date. If, after the grant of the first thirty (30) day extension Buyer is not able to meet any of the revised diligence achievement dates and desires to extend such date by another thirty (30) days, the second extension fee shall be Fifty Thousand Dollars ($50,000.00), and the third extension fee shall be Seventy-five Thousand Dollars ($75,000.00). Seller has no obligation to grant Buyer more than one (1) extension per diligence obligation set forth above.

ARTICLE 8

Indemnification and Survival

8.1 Indemnification

(a) By Seller. Seller agrees to indemnify and hold harmless Buyer and its respective stockholders, directors, officers, employees and representatives from any and all loss, liability, claim, damage, expense or financial responsibility of whatever kind, direct or consequential, compensating or punitive, including without limitation reasonable attorneys and other legal fees and expenses, which result from, or are in any way based on or related to, directly or indirectly, this Agreement or any activity contemplated hereby including: (i) any breach of any of the representations, warranties, covenants and agreements of Seller set forth in this Agreement or the Other Agreements; (ii) any Excluded Liability; or (iii) the ownership and use of the Purchased Assets on or before the Effective Date.

(b) By Buyer. Buyer agrees to indemnify and hold harmless Seller and its respective stockholders, directors, officers, employees and representatives from any and all loss, liability, claim, damage, expense or financial responsibility of whatever kind, direct or consequential, compensating or punitive, including without limitation reasonable attorneys and other legal fees and expenses, which result from, or are in any way based on or related to, directly or indirectly, this Agreement or any activity contemplated hereby including: (i) any breach of any of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement or the Other Agreements; (ii) any Assumed Liability; or (iii) the ownership and use of the Purchased Assets after the Effective Date.

8.2 Notice of Claim.

The party seeking indemnification (“Indemnified Party”) shall notify the other party (“Indemnifying Party”) of any claims which may be the subject of indemnity under this Agreement. Failure to provide such notice timely shall only excuse Indemnifying Party from providing indemnity if Indemnifying Party did not otherwise have knowledge of such claim and if Indemnifying Party’s position was in fact materially prejudiced by the failure to receive such notice. Indemnifying Party may at its option and its expense assume the defense and control of any claim or lawsuit brought against Indemnified Party and subject to this indemnity, using counsel selected by Indemnifying Party with the consent of Indemnified Party, which shall not be unreasonably withheld. Indemnified Party has the right to select counsel satisfactory to it to represent its interest in the claim against Indemnified Party covered by Indemnifying Party’s indemnity at Indemnified Party’s own expense. In any event, neither party will enter any settlement which may be the subject of indemnity without the consent of the other, which consent shall not be unreasonably withheld.

ARTICLE 9

Termination

9.1 Termination of Agreement.

This Agreement may be terminated immediately by Seller in the event Buyer fails to achieve, within the agreed upon time periods (including any extensions thereof), any of the diligence requirements set forth in Section 7.3(a), (b) or (c). Upon receipt of written notice from Seller of Seller’s exercise of its right to terminate this Agreement, Buyer shall, within fifteen (15) days of receipt of Seller’s notice of termination of the Agreement, at its own cost, return to Seller all Purchased Assets delivered to Buyer by Seller, including the Reactor and Technical Information. All amounts of the Purchase Price paid to Seller by Buyer prior to the exercise of Seller’s right to terminate in this Section 9.1 are non-refundable and shall be retained by Seller except for the Two-Hundred and Fifty Thousand Dollars ($250,000.00) paid upon production of the first batch of non-clinical grade SPUS by Buyer which shall be governed by the terms of the Escrow Agreement.

9.2 Continuing Effectiveness.

If this Agreement shall be terminated as herein set forth, both parties agree that they will remain obligated under, and will comply with, the provisions of Article 8 and Sections 1.1, 10.2, 10.3, 10.4, 10.7, 10.9, 10.10 and 10.11.

ARTICLE 10

Miscellaneous

10.1 Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior express written consent of the other party. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement without such consent in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise, provided that such third party assumes in writing all of such party’s obligations under this Agreement. Any assignment not in accordance with this Agreement shall be void.

10.2 No Press Release Without Consent. No press release related to this Agreement or the transactions contemplated herein, or other announcement to either the customers or suppliers of Seller or investors or potential investors in Buyer will be issued without the joint approval of Seller and Buyer, except any public disclosure which Seller or Buyer in its good faith judgment believes is required by law, rule or regulation or by any stock exchange or interdealer quotation system on which its securities are listed or quoted (in which case the party making the disclosure will use its reasonable best efforts to consult with the other party prior to making any such disclosure).

10.3 Confidentiality.

All nonpublic proprietary or confidential information gained by either party concerning the other as a result of the transactions contemplated hereby (“Confidential Information”), including the execution and consummation of the transactions contemplated hereby and the terms thereof, will be kept in strict confidence, subject to disclosures permitted pursuant to Section 10.2. All Confidential Information will be used only for the purpose of consummating the transactions contemplated hereby. Following the Closing, all Confidential Information relating to the Purchased Assets disclosed by Seller to Buyer shall become the Confidential Information of Buyer, subject to the restrictions on use and disclosure by Seller imposed under this Section 10.3. Neither Seller nor Buyer shall, without having previously informed the other party about the form, content and timing of any such announcement, make any public disclosure with respect to the Confidential Information or transactions contemplated hereby, except As may be required by (a) law, rule or regulation, (b) the Securities and Exchange Commission (the “SEC”), (c) the Securities Act or the Exchange Act, or (d) any listing agreement with the NASDAQ Stock Market, the National Association of Securities Dealers, Inc. or any national securities exchange to which Seller or Buyer as applicable, is subject; provided that, in any such event, the party required to make the disclosure will (I) provide the other party with prompt written notice of any such requirement so that such other party may seek a protective order or other appropriate remedy, (II) consult with and exercise in good faith all reasonable efforts to mutually agree with the other party regarding the nature, extent and form of such disclosure, (III) limit disclosure of Confidential Information to what is legally required to be disclosed, and (IV) exercise its best efforts to preserve the confidentiality of any such Confidential Information.

10.4 Expenses.

Each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

10.5 Severability.

Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

10.6 Entire Agreement.

This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

10.7 No Third Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

10.8 Waiver.

The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other party hereto in writing by the party making such waiver.

10.9 Further Documents.

Each of Buyer and Seller will, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

10.10 Notices.

All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) business day after delivery to the overnight service; or (d) four (4) business days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Buyer, to:

World Heart Corporation

4750 Wiley Post Way, Suite 120

Salt Lake City, UT 84116

Attn: Morgan Brown, Chief Financial Officer

If to Seller, to:

SynCardia Systems, Inc.

1992 E. Silverlake

Tucson, AZ 85713

Attn: Dena Richter, Chief Financial Officer

provided, however, at the time of mailing or within three business days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any communication, notice or consent provided for herein shall be given in person or by means of telex, facsimile or other means of wire transmission or by overnight courier, and further provide that if any party shall have designated a different address by notice to the others, then to the last address so designated.

10.11 Governing Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Utah without regard to the conflicts of laws provisions thereof.

10.12 Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

10.13 Counterparts.

The parties may execute this Agreement in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

* * * * * * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

WORLD HEART CORPORATION

By:	/s/ Morgan R. Brown
Name:	Morgan R. Brown
Title:	Chief Financial Officer
SYNCARDIA SYSTEMS, INC.

By:	/s/ Dena Richter
Name:	Dena Richter
Title:	Chief Financial Officer

Schedule 2.1(d) SPUS Lots

Viscosity Spec:	150,000 - 280,000
SynCardia Lot #	WorldHeart Lot #	Exp Date	Result
23785	1223080901	12/23/2013	400000 cPs
23784	1216080901	12/16/2013	124000 cPs
23788	129090901	1/29/2014	300000 cPs

Schedule 2.1(e) - Raw Materials

PTMEG 1800 (2-400KG drums)

EXHIBIT A

BILL OF SALE, CONVEYANCE AND ASSIGNMENT

THIS BILL OF SALE, CONVEYANCE AND ASSIGNMENT (this “Instrument”) dated as of July 11, 2011, is made by and between WORLD HEART CORPORATION, a corporation organized and existing under the laws of the State of Delaware (herein referred to as “Seller”) and SYNCARDIA SYSTEMS, INC., a corporation existing under the laws of the State of Delaware (herein referred to as “Buyer”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of July 11, 2011 (the “Asset Purchase Agreement”), by and between Seller and Buyer.

NOW, THEREFORE, subject to the terms and conditions of the Asset Purchase Agreement and for the consideration set forth therein, Buyer and Seller each hereby agrees as follows:

1.	Seller does hereby sell, convey, transfer, assign and deliver to Buyer, all of its right, title and interest in the Purchased Assets.

2.

From time to time, as and when reasonably requested by Buyer, Seller shall execute and deliver all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Buyer may reasonably deem necessary or desirable to more effectively sell, transfer, convey and assign to Buyer all of Seller’s right, title and interest in the Purchased Assets subject to this Instrument.

3.

This Instrument shall be governed by and construed in accordance with the internal laws of the State of Utah applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of laws principles of such State.

4.

To the extent that any provision of this Instrument is inconsistent or conflicts with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control. Nothing in this Instrument, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, obligations, claims or remedies of the parties as set forth in the Asset Purchase Agreement.

5.

This Instrument may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

6.	Unless otherwise provided for, capitalized terms set forth herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

IN WITNESS WHEREOF, this Instrument is duly executed and delivered as of the date and year first above written.

WORLD HEART CORPORATION

By	/s/ Morgan R. Brown
Name:	Morgan R. Brown
Title: Chief Financial Officer

SYNCARDIA SYSTEMS, INC.

By:	/s/ Dena Richter
Name:	Dena Richter
Title: Chief Financial Officer

Exhibit B

ESCROW AGREEMENT

(Basic Three Party Escrow)

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of October 20, 2011, by and amongWorld Heart Corporation, a Delaware corporation (“Party A”), SynCardia Systems, Inc., a Delaware corporation (“Party B”, and together with Party A, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”).

WHEREAS, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund. Party B agrees to deposit with the Escrow Agent the sum of $250,000 (the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) as directed in Section 3.

3. Investment of Fund. During the term of this Agreement, the Fund shall be invested in a Money Market Deposit Account (“MMDA”) MMDA have rates of compensation that may vary from time to time based upon market conditions. Instructions to make any other investment (“Alternative Investment”), must be in writing and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

4. Purpose, Disposition and Termination. (a) The purpose of this Agreement and the Escrow Deposit is the fulfillment of the conditions set forth in Section 3.1(c) of the Asset Purchase Agreement dated July 11, 2011between Parties (the “APA”).

(b) On or before March 15, 2012, Party A and Party B agree that they shall deliver to the Escrow Agent joint written instructions, substantially in the form of either Exhibit C-1 or Exhibit C-2 hereto, executed by each of Party A and Party B (“Disbursement Instructions”) indicating that the entire Fund shall be paid out as set forth in such written instructions, less any fees payable in connection with this Escrow.

(c) In the event the Parties do not deliver such joint written instructions by March 15, 2012, then Escrow Agent shall return the Fund, less any fess payable in connection with this Escrow, to Party B.

(d) Any requests to extend the dates noted in 4.(b) and 4.(c) require the written consent of the Escrow Agent and each of the Parties hereto. Such extension is not effective until confirmed in writing by Escrow Agent.

5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the APA (each an “Underlying Agreement”), nor shall the Escrow Agent be required to determine if any person or entity has complied with any Underlying Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of any Underlying Agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of any Underlying Agreement, any schedule or exhibit attached to the Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8(b). In accordance with Section 8(b), the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7. Compensation and Reimbursement. The Parties agree jointly and severally (a) to pay the Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (b) to pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement. The obligations contained in this Section 7 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.

8. Indemnity. (a) The Parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment)(collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8(a) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

(b) The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Indemnitee. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Fund for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under either Sections 6(a), 7 or 8(a) of this Agreement.

9.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned under this Agreement shall be allocated to Party A and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Party A whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

10. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a) by facsimile;

(b) by overnight courier; or

(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Party A

World Heart Corporation

4750 Wiley Post Way, Suite 120

Salt Lake City, UT 84116

Attn: Morgan Brown, Chief Financial Officer

Tel No.: 801-303-4361

Fax No.: 801-413-0546

If to Party B

Syncardia Systems, Inc.

1992 E. Silverlake

Tucson, AZ 85713:

Attn:_Deanna Richter

Tel No.: 520-547-7469

Fax No.: 520-903-1782

If to the Escrow Agent

JPMorgan Chase Bank, N.A.

333 South Grand Avenue, Floor 36

Los Angeles CA 90071-1504

Attn: Barbara Mitchell, Escrow Services

Fax No.: 213-621-8090

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures. Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(a) In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Party A or Party B’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, CEO or CFO, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Party A or Party B to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(b) The Parties acknowledge that the security procedures set forth in this Section 11are commercially reasonable.

12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Miscellaneous. Except for changes to funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of California. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. The Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PARTY A – WORLD HEART CORPORATION

By: /s/ Morgan R. Brown

Name: Morgan R. Brown

Title: Chief Financial Officer

PARTY B – SYNCARDIA SYSTEMS, INC.

By: /s/ Michael Garippa

Name: Michael Garippa

Title: Chief Executive Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Escrow Agent

By: /s/ Barbara C Mitchell

Name: Barbara C Mitchell

Title: Vice President

        (A) SCHEDULE 1

(b) Telephone Number(s) and authorized signature(s) for

(c) Person(s) Designated to give Funds Transfer Instructions

If from Party A:

Name	Telephone Number	Signature

1. Alex Martin_________________________	801-303-4352

______________________________

2. Morgan Brown_____________________	801-303-4361

______________________________

3. _________________________________	____________________

______________________________

If from Party B:

Name	Telephone Number	Signature

1. Michael Garippa	520-545-1234	_____________________

2. Dena Richter	520-545-1234	_____________________

3. David Mackstaller	520-545-`234	_____________________

(d) Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If from Party A:

Name	Telephone Number

1. Alex Martin	801-303-4352

2. Morgan Brown	801-303-4361

3. _________________________________	_______________________

If from Party B:

Name	Telephone Number

1. Michael Garippa	520-545-1234

2. Dena Richter	520-545-1234

3. David Mackstaller	520-545-`234

            (i) SCHEDULE 2

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ….$ WAIVED

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . $ 2,500

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees and other charges, including those levied by any governmental authority.

Disclosure & Assumptions

—

Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

—

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) or a JPMorgan Chase Bank Cash Compensation account. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions. The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

—

The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

—	Payment of the invoice is due upon receipt.

Compliance

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

EXHIBIT C-1

(To be used upon achievement of condition 3.1(c) of the APA)

JPMorgan Chase Bank, N.A.

333 South Grand Avenue, Floor 36

Los Angeles CA 90071-1504

Attn: Barbara Mitchell, Escrow Services

Fax No.: 213-621-8090

Escrow Agreement dated:                         , 2011

Party A: World Heart Corporation

Party B: SynCardia Systems, Inc.

This letter is delivered pursuant to Section 4.(b) of the Escrow Agreement, by and among World Heart Corporation, SynCardia Systems, Inc. and JPMorgan Chase Bank, N.A. as the Escrow Agent.

The conditions set forth in Section 3.1(c) of the APA requiring the release of the Fund to World Heart Corporation have been satisfied. World Heart Corporation and SynCardia Systems, Inc. hereby instruct Escrow Agent to release the entire Fund, less any fees payable in connection with the Escrow, to World Heart Corporation via wire per below.

Wire Transfer Instructions:

Name on Account:

Bank Name:

Account Number:

Bank ABA/Routing Number

References:

The undersigned has caused its duly authorized representative to execute this letter as of the date hereof.

Sincerely,

WORLD HEART CORPORATION	SYNCARDIA SYSTEMS, INC.

By:	By:

Its:	Its:

Date:	Date:

EXHIBIT C-2

(To be used upon non-achievement of milestone 3.1(c) of the APA)

JPMorgan Chase Bank, N.A.

333 South Grand Avenue, Floor 36

Los Angeles CA 90071-1504

Attn: Barbara Mitchell, Escrow Services

Fax No.: 213-621-8090

Escrow Agreement dated:                         , 2011

Party A: World Heart Corporation

Party B: SynCardia Systems, Inc.

This letter is delivered pursuant to Section 4.(b) of the Escrow Agreement, by and among World Heart Corporation, SynCardia Systems, Inc. and JPMorgan Chase Bank, N.A. as the Escrow Agent.

The conditions set forth in Section 3.1(c) of the APA requiring the release of the Fund to World Heart Corporation have been not been satisfied. World Heart Corporation and SynCardia Systems, Inc. hereby instruct Escrow Agent to release the entire Fund, less any fees payable in connection with the Escrow, to SynCardia Systems, Inc. via wire per below.

Wire Transfer Instructions:

Name on Account:

Bank Name:

Account Number:

Bank ABA/Routing Number

References:

The undersigned has caused its duly authorized representative to execute this letter as of the date hereof.

Sincerely,

WORLD HEART CORPORATION	SYNCARDIA SYSTEMS, INC.

By:	By:

Its:	Its:

Date:	Date:

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT, dated as of September 23, 2011 (the “Effective Date”) is entered into by and between WORLD HEART CORPORATION, a Delaware corporation (“Seller”), and SYNCARDIA SYSTEMS, INC., a Delaware corporation (“Buyer”).

WHEREAS, Seller and Buyer previously entered into an Asset Purchase Agreement dated July 11, 2011 (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

1. Section 7.3 of the Purchase Agreement is hereby amended in its entirety as follows:

“7.3 Buyer Diligence Obligations.

Upon execution of this Agreement, Buyer shall proceed with Commercially Reasonable Diligent Efforts to complete each of the events triggering the additional payments to Seller set forth in Sections 3.1(b), (c) and (d) above. To that effect, Buyer shall accomplish the following obligations as part of its diligence obligations hereunder:

(a) Buyer shall complete the installation of the Reactor at Buyer’s premises within forty-five (45) days of the Effective Date.

(b) Buyer shall produce the first batch of non-clinical grade SPUS within one hundred five (105) days of the Effective Date.

(c) Buyer shall produce the first batch of clinical grade SPUS within one hundred and thirty-five (135) days of the Effective Date.

If Buyer fails to meet any of the foregoing diligence obligations, then, except to the extent such failure is not caused by Seller’s delay, action or inaction, upon the payment of the applicable extension fee set forth below Seller will grant to Buyer, upon Buyer’s request, a one-time thirty (30) day extension of time to meet Buyer’s missed diligence commitment. The first request for a thirty (30) day extension of time to meet Buyer’s diligence commitments shall require the payment of Sixty-Two Thousand Five Hundred Dollars ($62,500.00) by Buyer to Seller. The second request for a thirty (30) day extension of time to meet Buyer’s diligence commitment shall require the payment of Seventy-Five Thousand Dollars ($75,000.00) by Buyer to Seller. Each subsequent thirty (30) day extension request will require the payment of One Hundred Thousand Dollars ($100,000.00) by Buyer to Seller. If, at the end of any extension, Buyer has not achieved such diligence event, then Seller may exercise its rights to terminate this Agreement, require the return of Purchased Assets and retain monies paid to Buyer by Seller through the date of termination in accordance with Article 9 below. For clarification, if Buyer makes payment to extend the time to meet a diligence commitment described in Section 7.3(a) or (b) for thirty (30) days as described above, thereafter the time in which Buyer is required to meet all subsequent diligence commitments shall automatically be extended by thirty (30) days without additional payment. For example, if Buyer is unable to produce the first batch of non-clinical grade SPUS within one hundred five (105) days of the Effective Date and makes the payment of sixty-two thousand five hundred dollars ($62,500.00) to extend the time to complete the installation of the Reactor to one hundred thirty five (135) days from the Effective Date, the time in which Buyer must produce the first batch of non-clinical grade SPUS shall thereafter be one hundred thirty-five (135) days from the Effective Date and the time in which Buyer must produce the first batch of clinical grade SPUS shall be one hundred sixty-five (165) days from the Effective Date. If, after the grant of the first thirty (30) day extension Buyer is not able to meet any of the revised diligence achievement dates and desires to extend such date by another thirty (30) days, the extension fee for the second request shall be Seventy-five Thousand Dollars ($75,000.00) and the fee for any additional extensions shall be One Hundred Thousand Dollars ($100,000.00). Seller has no obligation to grant Buyer more than one (1) extension per diligence obligation set forth above.”

2. All other terms of the Purchase Agreement remain in full force and effect.

3. Capitalized terms used herein, unless otherwise provided for, shall have the definition set forth in the Purchase Agreement for such terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective duly authorized officers as of the date first above written.

WORLD HEART CORPORATION

By:	/s/ Morgan R. Brown
Name:	Morgan R. Brown
Title:	Chief Financial Officer

SYNCARDIA SYSTEMS, INC.

By:	/s/ Dena Richter
Name:	Dean Richter
Title:	Chief Financial Officer